Exhibit 10.9

MINERAL LEASE AGREEMENT

THIS AGREEMENT is effective as of the 1st day of _September, 2005 (the “Effective Date”) regardless of the date of execution, by and between WESTERN GOLDFIELDS, INC., an Idaho corporation, hereinafter designated as "Owner", and TIMBERLINE RESOURCES CORPORATION, an Idaho corporation, hereinafter designated as "TRC".  Owner and TRC may be referenced collectively as the “Parties” or, singly, as a “Party.”

RECITALS

WHEREAS, Owner holds the entire and exclusive possessory interest, subject only to the paramount title of the United States, to the unpatented lode mining claims situated in Shoshone County, Idaho, known as the SB and NAT claim groups, which are hereinafter referred to as the "Property” and are more fully described in Exhibit A attached hereto, and

WHEREAS, Owner and TRC desire to enter into an Agreement whereby TRC shall have the exclusive right and privilege to explore for, develop, and mine any ores, minerals, and materials on or under the Property, all on the terms and conditions as hereunder set forth;

WHEREAS, Owner and TRC previously entered into a Letter of Intent dated and made effective April 1, 2005, which sets forth the essential terms and conditions of a Mining Lease affecting the Property.  The Letter of Intent will be superseded by this Agreement.

NOW, THEREFORE, in consideration of the covenants herein expressed, the Parties agree as follows:

1.

PROPERTY DESCRIPTION

1.1

Property Description.  The Property that is the subject of this Agreement consists of those unpatented mining claims located in Shoshone County, Idaho, that are described in Exhibit A attached hereto.

1.2

Relinquishment.  At any time and from time to time during the term of this Agreement, TRC may relinquish to Owner portions of the Property (the “Relinquished Property”) by delivering to Owner a quitclaim deed of TRC’s rights, titles and interests in the Relinquished Property under this Agreement.  Upon delivery of such deed, all of TRC’s right, title, interest and obligations with respect to the Relinquished Property shall terminate, except that: (1) TRC shall perform its reclamation obligations under Section 11.3, and (2) if the Relinquished Property includes unpatented mining claims and such mining claims are relinquished after July 1 of any calendar year, TRC shall be required (as provided in Section 13.3) to perform all work and make all filings and payments to the Bureau of Land Management and to the County to maintain such claims for that calendar year.

2.

WARRANTIES AND REPRESENTATIONS

2.1

Owner’s Warranties and Representations.  Owner represents and warrants to TRC that:

(a)

Owner is a corporation duly incorporated and validly existing under the laws of the State of Idaho;

(b)

Owner has the full right, power and authority to execute, deliver and perform this Agreement on the terms set forth herein; such execution, delivery and performance shall not violate any provision of Owner’s articles or bylaws or any other contract, commitment or agreement to which Owner is a party; and such execution, delivery and performance has been duly authorized by all necessary corporate action;

(c)

Owner owns the entire undivided interest in, and has the exclusive possession of, the Property, subject only to the paramount title of the United States; and that title to the Property is free and clear of all liens and encumbrances and of all claims and demands whatsoever.  Owner agrees not to encumber title to the Property while this Agreement is in effect;

(d)

With respect to the mining claims included in the Property and subject to the paramount title of the United States, to the best of Owner’s knowledge: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work has been performed, or fee payments in lieu thereof made, as required to hold the unpatented mining claims through the assessment year ending August 31, 2005; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; and (vi) there are no conflicting claims;

(e)

There is no judgment outstanding and no litigation, action, proceeding or governmental investigation is pending or threatened, against Owner or the Property, that would have an adverse effect on the title or interest thereof, nor has any communication been received asserting or threatening any adverse claim to any part of the Property;

(f)

To the best of its knowledge, and except as permissible under applicable federal, state and local laws, rules, regulations, and ordinances (collectively, “Laws”), there has never been:  (i) any material release, spill, discharge, leak, emission, escape, or dumping of any kind of any toxic or hazardous wastes or substances from, on, in or under the Property or into any environment surrounding the Property; (ii) any material disposal of toxic or hazardous waste or substances on the Property or related to the Property; and (iii) any material storage or treatment of toxic or hazardous waste or substances on, at, or related to the Property;

(g)

To the best of its knowledge, there is and has been no violation of any applicable Law, including, without limitation, mining and environmental Laws with respect to or concerning the conduct of operations upon the Property,;

(h)

There are no existing mineral production royalties or other payments of any kind that are payable with respect to the Property or any ores, minerals and mineral resources or anything else of value that may be mined and produced from the Property; and

(i)

Any and all taxes and assessments that have been levied or assessed against, upon or in connection with the Property that are due and owing have been paid.

2.2

TRC’s Warranties and Representations.  TRC represents and warrants to Owner that:

(a)

TRC is a corporation duly incorporated and validly existing under the laws of the State of Idaho;

(b)

TRC has the full right, power and authority to execute, deliver and perform this Agreement on the terms set forth herein; such execution, delivery and performance shall not violate any provision of TRC’s articles or bylaws or any other contract, commitment or agreement to which TRC is a party; and such execution, delivery and performance has been duly authorized by all necessary corporate action;

3.

TERM

The term of this Agreement shall be for a period of twenty (20) years from the Effective Date (the “Initial Term”) unless sooner terminated under the provisions of Section 11.  Owner grants TRC the right to renew this Agreement for an additional twenty (20) year period, or for as long as TRC explores or mines the Property, whichever is longer (the “Renewal Term”).  TRC may exercise its right to renew this Agreement by written notice to Owner given at any time prior to expiration of the Initial Term.  The Renewal Term shall be extended for all periods of force majeure, as provided in Section 10.

4.

GRANT OF LEASE AND EXPLORATION AND MINING PRIVILEGE

4.1

Grant.  Owner hereby grants to TRC, for the term specified in Section 3, a lease of the Property, including the exclusive right and privilege of entering upon the Property, to explore, prospect for and mine Minerals (defined in Section 4.2) and Mineral deposits contained upon or within the Property.

4.2

 Definitions.  As used in this Section 4 and elsewhere in this Agreement, the following terms shall have the meanings assigned in this Section 4.2:

"Explore" or "Prospect" shall have reference to entering and conducting all means and methods of search above and below the surface, with or without machinery and equipment, including, but without being limited to:

a)

Conducting geologic, geophysical, geochemical, and other exploration studies and tests.

b)

Digging or excavating pits, adits, shafts, and other types of excavation.

c)

Drilling test holes.

d)

Excavating drill hole sites, sumps, and mud pits.

e)

Constructing roads reasonably required for ingress, egress, access to work and campsites, and communication.

f)

Extracting and removing samples in non-commercial quantities for the purpose of collecting information and making analyses and tests.

g)

Building camp and other facilities to service exploration operations.

 “Mine” shall mean the mining, extracting, producing, handling, milling or other processing of Minerals, and shall include (without limitation) all preparation (other than Exploration) for the removal and recovery of Minerals, including the preparation of a feasibility study, and construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Minerals.

“Minerals” shall mean any and all mineral substances of any nature, metallic or non-metallic, and all related ores and concentrates; excluding, however, oil, gas and other hydrocarbon substances.

5.

PAYMENTS TO OWNER

5.1

TRC Shares.  Concurrently with the execution of this Agreement, Owner shall execute and deliver to TRC a Subscription Agreement in the form attached as Exhibit B (the “Subscription Agreement”) and TRC shall issue Owner a total of 50,000 shares of TRC common stock. TRC further agrees to issue to Owner the following additional shares of TRC common stock on the dates set forth below, provided that this Agreement remains in effect on those dates:

April 1, 2006

  75,000 shares

April 1, 2007

100,000 shares

April 1, 2008

150,000 shares

5.2    TRC Warrants.  Provided that this Agreement is still in effect, TRC further agrees to grant and deliver to Owner on April 1, 2006, Warrants to purchase up to Two Hundred Fifty Thousand (250,000) shares of TRC common stock at a price of $0.65 per share.  The Warrants will have an expiration date of April 1, 2008, and will be substantially in the form and substance of the warrant attached as Exhibit C.

5.3

Restrictions on Shares.  Owner acknowledges that the stock certificates evidencing the shares of TRC common stock (the “TRC Shares”) to be delivered pursuant to Section 5.1 and pursuant to the Warrants (if Owner exercises its rights under the Warrants) to be delivered pursuant to Section 5.2  carry a legend indicating that the TRC Shares have not been registered under the Securities Act of 1933, that the TRC Shares are restricted securities, and that such securities require a one-year holding period before they can be offered for sale.

5.4

Reimbursement for BLM Maintenance Filing.  TRC further agrees to reimburse Owner $4,000.00 on execution of this Agreement for Bureau of Land Management maintenance fees and County filing costs incurred in 2004 and 2005.

5.5

Sufficiency.  Owner acknowledges and agrees that the TRC Shares and the Warrants delivered and to be delivered pursuant to Sections 5.1 and 5.2, the reimbursement to be made pursuant to Section 5.4, and TRC’s performance of its obligations under Section 13.3 constitute good, valuable and sufficient consideration for the grant of rights to TRC under this Agreement and the continuance of this Agreement during the Term and Renewal Term, regardless of whether or in what amount Royalty is being paid pursuant to Article 6.

6.

ROYALTIES

6.1

Production Royalty.  Subject to Section 7 of this Agreement, TRC agrees to pay to Owner, as a production royalty (the “Royalty”), Two Percent (2%) of the Net Smelter Returns

(defined in Section 6.2) upon all Minerals mined and removed from the Property. Notwithstanding any provision of this Agreement to the contrary, the Royalty shall be payable only with respect to Minerals that are ultimately and actually recovered and for which TRC receives payment or consideration. TRC shall have no obligation to pay any Royalty whatsoever on Minerals extracted from the Property for testing purposes, including without limitation for bulk samples, assays, geochemical analyses, amenability to milling and recovery determinations, pilot plant tests and test trommel operations unless and until the same are subsequently sold.

6.2

Net Smelter Returns.  The term "Net Smelter Returns" as used herein shall mean the actual sale proceeds received by TRC from the sale of Minerals to a smelter, refinery or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by TRC: (i) the actual costs of freighting or transporting said Minerals from the mine or mill to the point or points of sale (including, without limitation, costs of loading transporting and insuring the ores, metals, minerals and concentrates in transit), unless already deducted by the purchaser; (ii) all charges and costs of or relating to milling, smelting and refining, (including, without limitation, processing, sampling, assaying, and weighing charges), unless already deducted by the purchaser; and (iii) all sales, use, gross receipts, severance, and other taxes, if any, payable with respect to the severance, production, removal, sale or disposition of  Minerals from the Property, but excluding any taxes on net income, unless already deducted by the purchaser.  In the event such smelter or other processor is owned or controlled by TRC or any of its affiliates, charges, costs and penalties for such operations shall mean (for the purposes of calculating Net Smelter Returns) the amount that TRC would have incurred if such operations were carried out at facilities not owner or controlled by TRC then offering comparable services for comparable products on prevailing terms.

6.3      Payments.

 A.  Generally.  Royalty payments shall be made by TRC, in accordance with Section 14, on or before the last day of each accounting month of TRC for all Minerals sold during the preceding accounting month by TRC.

B.  Provisional Payments.  In the event that any Royalty becomes due and payable hereunder prior to final settlement with a smelter, refiner or other bona fide purchaser, or prior to TRC’s final determination, in accordance with Section 6.4, of all of the facts necessary to calculate the amount of Royalty payable to Owner with respect to commingled Minerals, then TRC shall pay to Owner a provisional Royalty based upon TRC's then current estimates of such facts and the preliminary settlement with the smelter, refiner or other bona fide purchaser. Payments of provisional Royalty shall be subject to subsequent adjustment in accordance with Section 6.3.C.

C. Adjustments.  In the event that TRC determines that any Royalty payment made pursuant to this Agreement was underpaid or overpaid, then TRC shall correct such overpayment or underpayment by adjustment to the amount of any subsequent payment.

D. Statement. At such time as TRC makes any payment of Royalty or provisional Royalty to Owner, TRC shall provide Owner brief written statement setting forth the manner in which such payment of Royalty or provisional Royalty was calculated.

6.4

Audits.  All Royalty payments made during each calendar year shall be considered final and in full satisfaction of all obligations of TRC with respect thereto, unless Owner gives TRC written notice describing and setting forth a specific objection to the determination thereof within ninety (90) days following the end of the calendar year during which such Royalty payments were paid. During the ninety (90) days period, Owner shall have the right, upon reasonable notice and at a reasonable time, to have TRC’s accounts and records relating to the calculation of the Royalty paid during such calendar year audited by an independent certified public accountant acceptable to Owner and TRC.  If such audit determines that there has been a deficiency or an excess in the payment(s) made to Owner, such deficiency or excess shall be resolved by adjusting the next monthly Royalty payment due hereunder, or by direct payment if no monthly production royalty payment follows the audit determination, or such payment is insufficient to fully adjust for such deficiency or excess.  Owner shall pay all costs of such audit unless a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist.  TRC shall pay the costs of such audit if a deficiency of ten percent (10%) or more of the amount due to Owner is determined to exist.  All books and records used by TRC to calculate Royalty due hereunder shall be kept in accordance with GAAP, consistently applied.  Failure on the part of Owner to make a claim on TRC for adjustment within the ninety (90) days period shall establish the correctness and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

7.

ACCESS AND INSPECTION

Owner or his duly authorized representatives shall be permitted to enter on the Property and the workings thereon of TRC at all reasonable times for the purpose of inspection, but in such a manner as not to unreasonably hinder the operations of TRC. Owner shall indemnify and hold harmless TRC from and against all claims, demands and liabilities arising from or relating to such entry or inspection, except to the extent caused by TRC’s gross negligence or willful misconduct.

8.

DELIVERY OF DATA

TRC shall deliver a report to Owner within sixty (60) days following the end of each year (December 31 of each year) disclosing and delivering a copy of all factual data and information and accounting for TRC’s expenditures during the prior calendar year.  Upon Termination of this Agreement, TRC shall deliver to Owner, within sixty (60) days of TRC’s termination of this Agreement, all original or copied factual data and information, which shall include, but not limited to all reports, maps, figures, images, drawings, drill logs, drill chips and core, engineering, accounting and geological data, geophysical data and geochemical data and other factual data and factual material pertaining to the Property prepared by or acquired by TRC.  Notwithstanding anything to the contrary expressed or implied by the foregoing, the Parties agree that:  (1) TRC shall be under no obligation whatsoever to provide Owner with any interpretive or financial information or any information regarding proprietary techniques or processes, and in the event any such information is inadvertently provided to Owner, Owner shall maintain the same as confidential; (2) Owner shall rely and act on all information provided by TRC at Owner’s sole risk; and (3) TRC shall have no liability on account of any such information received or acted on by Owner.  TRC agrees to allow Owner or its agent (duly authorized in writing) to examine, at its place of storage, any core or drill cuttings from the Property that were retained by TRC after termination of this Agreement.  TRC agrees to notify Owner if TRC chooses to discard any core or cuttings, whereupon Owner shall have ninety (90) days within which to remove, at Owner’s sole cost, such core or cuttings as Owner chooses to remove.  TRC shall not be liable for the loss or destruction of core or cuttings not removed within the said ninety (90) day period.

9.

TITLE

9.1

Provision of Information.  Upon request by TRC, Owner shall promptly furnish to TRC copies of all information in its possession or under its control relating to title to or description of the Property, including without limitation copies of all abstracts and certificates of title, title insurance policies, commitments for title insurance, title reports, memoranda or opinions of counsel, certificates of location, amendments or relocation, prior deeds, contracts, applications for patent, proofs of labor, maps, surveys and documents filed with any local, state or federal governmental agency. TRC shall reimburse Owner for the costs of such copies. Upon execution of this Agreement, Owner shall provide to TRC any and all information in its possession or under its control regarding any existing or past industrial, milling, manufacturing, waste storage, exploration, development, mining, processing or beneficiating use of the Property. Pursuant to this Section 9.1, Owner shall only be obligated to provide to TRC information that is in its possession or under its control, and Owner shall not be obligated to obtain or provide any other information or documents.

9.2

Title Defects and Cure.  If within ninety (90) days of the Effective Date of this Agreement--  (1) in the opinion of TRC’s counsel, Owner’s title is defective or less than as represented in Section 2, or (2) Owner’s title is contested or questioned by any person, entity, or governmental agency -- and if Owner is unable or unwilling to promptly correct the defects or alleged defects in title, TRC may attempt, with all reasonable dispatch, to perfect, defend, or initiate litigation to protect Owner’s title.  In that event, Owner shall execute all documents and shall take such other actions as are reasonably necessary to assist TRC in its efforts to perfect, defend, or protect Owner’s title.  If title is less than as represented in Section 2, then (and only then) Owner shall reimburse TRC all costs and expenses incurred by TRC in perfecting, defending, or correcting title (including, but without being limited to, the cost of attorney’s fees and the cost of releasing or satisfying any mortgages, liens, and encumbrances), unless the encumbrance or dispute arises from TRC’s failure to perform obligations hereunder (in which case such costs shall be borne by TRC).

9.3

Amendment and Relocation.  Upon Owner’s written notification and permission, TRC shall have the right, at its sole discretion and expense, to relocate, amend or abandon the location of any of the mining claims included in the Property whenever TRC deems such action desirable in order to perfect the mining claims, cure defective locations, include additional ground in the mining claims, convert the mining claims to mill sites or for any other reason. Any such relocation, amendment or abandonment shall be made by TRC as agent for and in the name of Owner, except to the extent such mining claims are owned by a third party. Any new locations resulting from such actions or relocations shall be deemed part of the Property and shall be subject to all of the terms and conditions of this Agreement.

9.4

Lesser Interest.  If within ninety (90) days of the Effective Date of this Agreement, it is determined that the rights and title granted hereunder are less than the rights and full undivided title to the Property as represented in Section 2 as of the Effective Date,  then:  (a) all payments to be made to the Owner hereunder shall be reduced to the same proportion thereof as the undivided rights and title granted hereunder; and (b) TRC shall be entitled to offset, against subsequent payments under Section 5 and Royalty payments payable to Owner under this Agreement, the amount of all payments made to Owner in excess of Owner’s proper proportionate share prior to such time as it is determined that Owner owns less than the full undivided title to the Property.

9.5

No Limitation.  Nothing herein contained and no notice or action that may be taken under this Section 11 shall limit or detract from TRC’s right to terminate this Agreement at any time.

9.6

Patent.  Upon request by TRC, Owner shall deliver to TRC a full and irrevocable power of attorney authorizing, and solely to be used for, TRC to apply for a United States mineral patent for all or any of the mining claims included in the Property, and Owner agrees not to object to, protest or adverse such application. If TRC, in its sole and absolute discretion and expense, elects to apply for such a patent, application shall be made in Owner's name (unless the mining claims are Additional Lands owned by a third party). Upon request by TRC, Owner shall execute any and all documents in connection with the patent application. Any mineral patent issued with respect to the Property shall become part of the Property subject to all of the terms and conditions of this Agreement.

9.7

Additional and After-Acquired Title. While this Agreement is in effect and pursuant to Section 1 of the Mineral Lease Agreement, if Owner now owns or subsequently acquires any further right, title or interest in or to the Property, Owner shall promptly provide TRC with written notice thereof, and such right, title and interest shall, without payment of additional consideration, become part of the Property subject to all of the terms and conditions of this Agreement.

9.8

Third Party Claims.   In the event, within ninety (90) days of the Effective Date of this Agreement, that any person or entity (other than Owner) claims or asserts or appears to hold any right, title or interest whatsoever in or to the Property (including without limitation the minerals in, on or under the Property) production therefrom or this Agreement, then the following shall apply: (i) TRC may deposit in a special escrow account any payments (including TRC Shares, Warrants and Royalty) otherwise due Owner; (ii) the sum deposited shall remain in the special escrow account until the claim or controversy is resolved or until there has been a final determination by a court or administrative body of competent jurisdiction and all appeals have been exhausted or periods of appeal have expired; and (iii) TRC shall have the right to deduct from any Royalty Payments to Owner any amounts that TRC is required to pay to such third parties or that TRC reasonably elects to pay such third parties in satisfaction of their claims.

10.

FORCE MAJEURE

TRC shall be excused from the performance of its obligations of every kind under this Agreement during such period or periods as performance may be rendered impossible by force majeure, with the exception of the making of any payments due as provided in Sections 5 and 6.  The time for performance of any obligation shall be extended for a period of time during which such performance was excused by reason of such force majeure.  In addition, the Renewal Term shall be extended for all periods of force majeure. Force majeure shall mean war or war conditions, fire or acts of nature, strikes or other labor controversies, accident, riots or civil commotion, casualty, government regulation or interference, inability to obtain labor, material, or equipment on the open market, delay in transportation, plant breakdown, or any other cause not reasonably within the control of TRC and which, by the exercise of due diligence, TRC is unable, wholly or in part, to prevent or overcome.  Notwithstanding the foregoing, TRC shall not be required to settle any strikes or labor disputes.

11.

TERMINATION

11.1

By TRC.  TRC shall have the right to terminate this Agreement at any time by giving Owner written notice of TRC's election to so terminate.  Upon the giving of such notice, this

Agreement shall automatically terminate without further action of the parties, and TRC shall have no further rights, titles or interests or obligations hereunder other than such as have accrued prior to the date of such termination and those specified in Section 11.3.

11.2

Default/Termination by Owner.  If TRC shall be in default in making any payment or performing any other obligation herein, Owner may give written notice to TRC of such default, setting forth in such notice the nature and details of such default.  TRC shall have fifteen (15) days after receiving a notice of default to remedy a default in payment, and thirty (30) days after receiving a notice of default with respect to any other default in which to commence to cure such default and thereafter to diligently prosecute such cure until completion. If TRC fails to cure to cure or commence to cure the default within the times specified, or if TRC fails to contest such default by written notice to Owner within fifteen (15) days after receiving a notice of default from Owner, Owner may terminate this Agreement by written notice to TRC.  If TRC contests the existence of a default, the Parties shall submit the matter to arbitration in accordance with Section 12 of this Agreement.  If TRC disputes the default and the matter is submitted to arbitration, this Agreement and all rights granted to TRC under this Agreement shall not be terminated in whole or in part by Owner unless the arbitrators determine that TRC is in default and thereafter TRC fails to cure the default within the period specified in the arbitral decision or sixty (60) days after such default has been confirmed in arbitration, whichever is longer.

11.3

Removal of Equipment/ Reclamation.  Following a termination of this Agreement pursuant to Section 3, 11.1 or 11.2, TRC shall have no further rights, titles or interests or obligations hereunder other than such as have accrued prior to the date of such termination, except as provided in this Section 11.3.  TRC shall have one hundred and twenty (120) days from the termination of the Agreement to remove all structures, machinery, equipment, and other property of every description placed upon the Property, provided that TRC shall not remove any underground ladders or timbers or stulls required for support of mine openings.  Drill, mining, and other roads, sites, and excavations, made by TRC shall be left in safe condition, and said safe condition shall be in full and complete accordance and compliance with all federal, state, county, and local regulations and ordinances pertaining to reclamation and the environment.

11.4

Survival.  Owner’s representations and warranties under Section 2, TRC’s rights under Section 11.3, the indemnities under Section 13.7, and such other provisions of this Agreement as may be necessary to effectuate the intention of the Parties as expressed in this Agreement shall survive termination of this Agreement pursuant to Section 3, 11.1 or 11.2.

12.

ARBITRATION

Any controversy or claim arising out of, or in relation to, this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the

American Arbitration Association (AAA) and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrator(s) shall identify the prevailing party and shall award to the prevailing party its legal fees and other costs incurred in resolving the claim or dispute.  Any related hearing or other proceeding shall be held in Reno, Nevada.  The arbitrator(s) shall either be as mutually agreed by the Parties within thirty (30) days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited AAA Rules provided, that the arbitrators so selected shall be knowledgeable with respect to the mining industry.

13.

OPERATIONS AND RELATED RIGHTS AND OBLIGATIONS

13.1

Conduct of Operations.  TRC shall conduct its operations hereunder in a good and miner-like manner, and shall endeavor in good faith to comply with all applicable laws, rules and regulations. Nothing contained herein shall be construed, and no covenants shall be implied, to require TRC to open or develop any mine or mines on the Property or to perform any exploration, development, or other work thereon at any time that TRC in its discretion determines not to conduct such activities, so long as TRC complies with the express requirements of this Agreement. Whether or not any such exploration, development, mining or other activities shall at any time (whether during the Initial Term or the Renewal Term of this Agreement) be conducted and the location, manner, method, extent, rate and timing of such activities shall be determined within the sole and absolute discretion of TRC.  Whenever TRC deems it necessary or advisable, it may discontinue or resume exploration, or development, from time to time during the term hereof.

13.2

Protection from Liens.  TRC agrees to pay all expenses incurred by it in its operations hereunder and to permit no liens arising from any act of TRC to remain upon the Property, and to indemnify Owner against any liability to third persons resulting from TRC’s operations hereunder.

13.3

Annual Requirements.  TRC agrees to perform all work, filings, and payments required to maintain the Property pursuant to Federal, State, or County laws or regulations during the term of this Agreement.  TRC agrees to pay all annual fees required to maintain the Property to the Bureau of Land Management and to the County prior to July 1 of each lease year, and to provide Owner with evidence of such payment.  In the event TRC relinquishes any claims included in the Property pursuant to Section 1.2 prior to July 1 of any year, TRC shall have the obligations set forth in Section 1.2.  All costs incurred under this Section 13.3 shall be Exploration Expenditures.

13.4

Commingling.  TRC shall have the right of mixing or commingling, at any location and either underground, or at the surface, any ores, metals, minerals or mineral products from the Property and other properties, provided that TRC shall determine the weight or volume of, sample, and analyze all such ores, metals, minerals or mineral products before the same are so mixed, or commingled.  The weight or volume, and the analysis so derived, shall be used as the basis of allocation of Net Smelter Return production royalties payable to Owner under this Agreement in the event of a sale by TRC of Minerals so mixed or commingled.

13.5

Cross-Mining Rights and Vertical Boundaries.  TRC shall have cross-mining rights involving ores and minerals, waste materials, water, ventilation, mining machinery, mining equipment, and mining supplies as may be necessary, useful or convenient from time to time in the conduct of mining operations in, upon, or under the Property or in, upon, or under other properties owned or controlled by TRC in the area.  Owner and TRC agree that vertical boundaries shall be applicable in determining ownership of Minerals and other materials from the Property.

13.6

Permits and Approvals. Owner understands that TRC may make efforts to obtain permits, licenses, rights, approvals or authorizations from governmental or private persons or entities in connection with the exercise by TRC of its rights under this Agreement. Upon request by TRC, Owner shall assist and cooperate fully with TRC in any such endeavors, including without limitation by the execution of pertinent documents.

13.7

Indemnities.  TRC shall indemnify and hold harmless Owner from and against any and all damage, liability, obligation, claim, demand, judgment, action, cost, loss and expense (including without limitation reasonable attorneys’ fees) (collectively, “Claims”) arising as a result of TRC’s operations on the Property pursuant to this Agreement; however, TRC shall have no liability for and no obligation to indemnify or hold harmless Owner from and against Claims arising from or relating to any adverse environmental conditions on the Property as of the Effective Date.  Owner shall indemnify and hold harmless TRC from and against any and all Claims arising from or relating to: (a) the breach by Owner of any of its representations and warranties as set forth in Section 2.1, (b) the conduct of operations on the Property by Owner prior to the Effective Date; and (c) any adverse environmental conditions on the Property as of the Effective Date.

13.8

       Insurance.3  Liability and Insurance.  Before the commencement of exploration, development and mining operations on the Property, TRC shall obtain and carry a policy of public liability insurance naming the Owners as additional named insured in the amount of $1,000,000.00 or more for personal injury and $100,000.00 for property damage, protecting Owners against any claims for injury to persons or damage to property resulting from TRC's operations.  TRC shall provide Owners with a certificate of insurance evidencing such insurance.

14.

NOTICES AND PAYMENTS

14.1

Notices.  Any notice required to be given to Owner hereunder shall be given by registered or certified mail, return receipt requested, addressed as follows:

Western Goldfields, Inc.

961 Matley Lane, Suite 120

Reno, NV 89502

Attention:  Thomas Callicrate, Vice President - Exploration

and any notice given to TRC shall be given by registered or certified mail, return receipt requested, addressed as follows:

Timberline Resources Corporation

P.O. Box 5034

Spokane, WA 99205

Attention:  Stephen V. Goss, President

or to such other addresses as hereafter shall be forwarded in writing by either party from time to time.

Except as otherwise provided herein, service or notice or delivery of information shall be effective and complete upon personal delivery or upon the deposit thereof in the United States mail with postage prepaid and addressed as aforesaid.

14.2

Payments.  Owner, for itself and its heirs, executors, administrators, successors and assigns, agrees that there shall at all times be kept in force with TRC a designation, in writing and duly acknowledged, of the name and address of one agent to receive all payments due hereunder and to acknowledge receipt of same.  TRC may require reasonable evidence that any such designation is duly executed and acknowledged by and delivered on behalf of all the then Owners.  TRC shall not be obliged to deliver more than one check for each payment that becomes due under this Agreement except to replace a check lost or destroyed.  Until the agent designated to receive payments on behalf of Owner is changed as herein provided, TRC shall discharge its obligations to make payments hereunder by tending payment to the agent last duly designated hereunder by Owner.

15.

TAXES.

15.1

Real and Personal Property Taxes.  During the term of this Agreement, TRC shall pay all ad valorem and real property taxes and assessments levied upon, assessed against or relating to the Property and all taxes and assessments levied or assessed upon or against the personal property of TRC or Owner located on or about the Property.

15.2

Taxes Related to Operations.  During the term of this Agreement, TRC shall pay all taxes, assessments and fees imposed or assessed in connection with the production of Minerals from the Property or other activities of TRC pursuant to this Agreement, including without limitation, any net proceeds, production, occupation, sales, severance, privilege, or other similar or related taxes. All such taxes shall be deducted from Net Smelter Returns as provided in Section 6.2.

15.3

Limitations. TRC shall not be obligated to pay any taxes assessments or fees under this Section 15 that are allocable to portions of any year in which this Agreement is not in force. Each of TRC and Owner shall be responsible for payment of income taxes on their own respective incomes.

15.4

Cooperation. Owner shall promptly furnish to TRC all bills, demands, notices or statements received by Owner that relate to any tax, assessment or fee described in this Section 15.

16.

GENERAL

16.1

Memorandum.  The Parties to this Agreement shall execute and record, in the real property records of Shoshone County, Idaho a Memorandum of this Agreement in the form attached as Exhibit D.  In the event of any conflict or inconsistency between this Agreement and the Memorandum, this Agreement shall control.

16.2

Governing Law.  It is mutually understood and agreed that the rights and obligations of the parties under or related to this Agreement shall be governed in accordance with and by the laws of the State of Nevada (without regards to choice of laws provisions), both as to interpretation and performance, and that any action at law, suit in equity or judicial proceeding for the enforcement of an arbitral award (entered in connection with an arbitration under Section 15) shall be instituted only in the courts of Washoe County in the State of Nevada and maintained only in any court of competent jurisdiction in Washoe County to the State of Nevada.  In the event such suit or action is filed by any Party, the prevailing Party shall be entitled to recover, in addition to all other costs, damages and rewards, its reasonable attorney fees in connection with such suit or action (including any trial, appeal and petition for review).

16.3

Severability and Construction.  In the event that any court or administrative body (including, for purposes of this Agreement, any arbitrators under Section 12) of competent jurisdiction determines that any provision of this Agreement is unenforceable, illegal or in conflict with any federal, state, or local law, the Parties shall petition (or shall hereby be deemed to have petitioned) such court or administrative body to reform such provision in such a way as to carry out the intent of the Parties to the maximum extent permissible. However, if the court or administrative body declines to so act, such provision shall be considered severable from the rest of this Agreement the other provisions of this Agreement shall remain unaffected and in full force and effect, and this Agreement shall be construed and enforced as if it did not contain such provision.  The headings used in this Agreement are for convenience only and shall be disregarded in construing this Agreement.

16.4

Whole Agreement.  This Agreement and the attached Exhibits set forth the entire, complete and final agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the Parties with respect to the subject matter of this Agreement, including but not limited to the Letter of Intent referenced in the Recitals.

16.5

Assignments and Transfers.  This Agreement and the terms and the conditions hereof shall be freely assignable and shall be binding upon and extend to the successors, heirs, and assigns of the Parties; provided, however, that: (a) no transfer, assignment, or division of the TRC Shares, Warrants, Royalty or other monies payable or the rights hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of the Parties; and (b) no assignment or transfer by Owner or TRC shall be effective until TRC or Owner has received written notice of such assignment or transfer (as specified in the next sentence) and a designation of agent as required under Section 14.2.  Upon an assignment or transfer, the assigning Party and its assignee shall give written notice of such assignment to the non-assigning Party, specifying therein the name(s) and address(es) (for notices and payments) of the assignee and the rights, titles and interests assigned.  Transfer of the TRC Shares and Warrants shall be subject to those restrictions set forth in Article 5, in the Subscription Agreement to be executed by Owner pursuant to Section 5.1, on the TRC Shares, and in the Warrants.    Following an assignment or transfer by Owner or TRC, the assignee or transferee shall be deemed to be included in the term “Owner” or “TRC” for all purposes of this Agreement.

16.6

Legal Advice.  Owner and TRC expressly acknowledges that they have sought (or has had the opportunity to seek) the advice of Owner’s and TRC’s own legal counsel to assist Owner and TRC in negotiating and reviewing this Agreement. Owner and TRC expressly acknowledges that Owner and TRC are not relying on any oral or written statement (not expressly set forth in this Agreement) made by Owner and TRC, its officers, employees or agents regarding any matters pertaining to this Agreement.

16.7

Binding Effect.  All covenants, conditions and terms of this Agreement shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, personal representatives and assigns.

16.8

Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

STATE OF NEVADA )
)ss
COUNTY OF Washoe )

My Commission Expires:

WENDY VALERIA ESQUIBEL
Notary Public - State of Nevada
Appointment Recorded in Washoe County
No: 05-98379-2 - Expires July 21, 2009

Notary Public

STATE OF WASHINGTON )
)ss
COUNTY OF SPOKANE )

My Commission Expires: 8/13/06

ROSS L. ADAMS
NOTARY PUBLIC
STATE OF WASHINGTON
COMMISSION EXPIRES AUG. 13, 2006

Notary Public

18

EXHIBIT "A"

To Mineral Lease Agreement Between

Western Goldfields, Inc. and

Timberline Resources Corporation

Unpatented Lode Mining Claims (the “Property”)

Shoshone County, Idaho

CLAIM NAME	BLM IMC #	COUNTY RECORDING #
NAT 19	IMC 183867	393788
NAT 20	IMC 183868	393789
NAT 21	IMC 183869	393790
SB 1	IMC 183870	393791
SB 2	IMC 183871	393792
SB 3	IMC 183872	393793
SB 4	IMC 183873	393794
SB 5	IMC 183874	393795
SB 6	IMC 183875	393796
SB 7	IMC 183876	393797
SB 8	IMC 183877	393798
SB 9	IMC 183878	393799
SB 10	IMC 183879	393800
SB 11	IMC 183880	393801
SB 12	IMC 183881	393802
SB 13	IMC 183882	393803

EXHIBIT "B"

To Mineral Lease Agreement Between

Western Goldfields, Inc. and

Timberline Resources Corporation

FORM OF WARRANTS

See attached

EXHIBIT "C"

To Mineral Lease Agreement Between

Western Goldfields, Inc. and

Timberline Resources Corporation

FORM OF SUBSCRIPTION AGREEMENT

See attached

EXHIBIT "D"

To Mineral Lease Agreement Between

Western Goldfields, Inc. and

Timberline Resources Corporation

FORM OF MEMORANDUM OF AGREEMENT

AFTER RECORDING, PLEASE RETURN

 RECORDED INSTRUMENT TO:

Timberline Resources Corporation

P.O. Box 5034

Spokane, WA 99205

Attn:  Mr. Stephen V. Goss

MEMORANDUM OF MINERAL LEASE AGREEMENT

This Memorandum of Mineral Lease Agreement (“Memorandum”) is executed as of the ________ day of _______, 2005 (the “Effective Date”), by and between WESTERN GOLDFIELDS, INC., an Idaho corporation (“Owner”), whose address is 961 Matley Lane, Suite 120, Reno, Idaho 89502, and TIMBERLINE RESOURCES CORPORATION, an Idaho corporation (“TRC”), whose address is P.O. Box 5034, Spokane, WA 99205. Owner and TRC may be referenced collectively as the “Parties” or, singly, as a “Party.”

WHEREAS, Owner holds the entire and exclusive possessory interest, subject only to the paramount title of the United States, to the unpatented lode mining claims situated in unpatented lode mining claims situated in Shoshone County, Idaho, known as the SB and NAT claim groups, which are hereinafter referred to as the "Property” and are more fully described in Exhibit A attached hereto, and

WHEREAS, Owner and TRC have entered into a Mineral Lease Agreement (the “Agreement”) dated as of the Effective Date, pursuant to which TRC has been granted the exclusive right and privilege to explore for, develop, and mine any ores, minerals, and materials on or under the Property;

WHEREAS, Owner and TRC desire to execute this Memorandum in order to provide record notice of the Agreement pursuant to the laws of the State of Idaho.

NOW, THEREFORE, in consideration of the covenants expressed in this Memorandum and in the Agreement itself, the Parties agree as follows:

1.

PROPERTY DESCRIPTION

The Property that is the subject of this Agreement consists of those unpatented mining claims located in Shoshone County, Idaho, that are described in the attached Exhibit A.

2.

TERM

The term of this Memorandum and of the Agreement shall be for a period of twenty (20) years from the Effective Date (the “Initial Term”) unless sooner terminated under the provisions of the Agreement.  Owner grants TRC the right to renew this Agreement for an additional twenty (20) year period, or for as long as TRC explores or mines the Property, whichever is longer (the “Renewal Term”), unless sooner terminated under the provisions of the Agreement.  TRC may exercise its right to renew this Agreement by written notice to Owner given at any time prior to expiration of the Initial Term.  The Renewal Term shall be extended for all periods of force majeure, as provided in the Agreement.

3.

GRANT OF LEASE AND EXPLORATION AND MINING PRIVILEGE

Owner has granted in the Agreement and hereby does grant to TRC, for the term specified in Section 2, a lease of the Property, including the exclusive right and privilege of entering upon the Property, to explore, prospect for and mine Minerals (as those terms are defined in the Agreement) and Mineral deposits contained upon or within the Property.

4.

PAYMENTS TO OWNER

4.1

Initial Consideration.  Owner acknowledges the receipt of good, lawful and adequate consideration from TRC for and upon execution of the Agreement.  Owner further acknowledges that the Agreement provides for additional good and adequate consideration to Owner to be delivered at the times, in the manner, in the form and in the amounts specified therein, subject to TRC’s rights of termination.

4.2

Payments.  Owner, for itself and its heirs, executors, administrators, successors and assigns, agrees that there shall at all times be kept in force with TRC a designation, in writing and duly acknowledged, of the name and address of one agent to receive all payments due hereunder and to acknowledge receipt of same.  TRC may require reasonable evidence that any such designation is duly executed and acknowledged by and delivered on behalf of all the then Owners.  TRC shall not be obliged to deliver more than one check for each payment that becomes due under this Memorandum or the Agreement except to replace a check lost or destroyed.  Until the agent designated to receive payments on behalf of Owner is changed as herein provided, TRC shall discharge its obligations to make payments hereunder by tending payment to the agent last duly designated hereunder by Owner.

5.

TITLE AND RELATED MATTERS

5.1

Additional and After-Acquired Title. While this Agreement is in effect and pursuant to Section 1 of the Mineral Lease Agreement, if Owner now owns or subsequently acquires any further right, title or interest in or to the Property.  Owner shall promptly provide TRC with written notice thereof, and such right, title and interest shall, without payment of additional consideration, become part of the Property subject to all of the terms and conditions of this Memorandum and of the Agreement.

5.2

Cross-Mining Rights and Vertical Boundaries.  TRC shall have cross-mining rights involving ores and minerals, waste materials, water, ventilation, mining machinery, mining equipment, and mining supplies as may be necessary, useful or convenient from time to time in the conduct of mining operations in, upon, or under the Property or in, upon, or under other properties owned or controlled by TRC in the area.  Owner and TRC agree that vertical boundaries shall be applicable in determining ownership of Minerals and other materials from the Property.

6.

GENERAL

6.1

Memorandum.  This Memorandum has been executed solely for the purpose of providing record notice of the Agreement pursuant to the laws of the State of Idaho.  In the event of any conflict or inconsistency between the Agreement and this Memorandum, this Agreement shall control.  Nothing in this Memorandum is intended to create, and nothing in this Memorandum shall be construed as creating, rights or obligations in addition to or different from those contained in the Agreement.

6.2

Governing Law.  This Memorandum and the Agreement shall be governed by the laws of the State of Nevada (including choice of law rules), and by the laws, rules and regulations of the United States of America applicable to the location and possession of, and title to, the mining claims subject hereto.

6.3

Whole Agreement.  This Memorandum and the Agreement and the attached Exhibits set forth the entire, complete and final agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the Parties (other than the Agreement and attached Exhibits) with respect to the subject matter of this Memorandum.

6.4

Assignments and Transfers.  The Agreement (including this Memorandum) and the terms and the conditions thereof are and shall be freely assignable and are and shall be binding upon and extend to the successors, heirs, and assigns of the Parties; provided, however, that:  (a)  no transfer, assignment, or division of the advance minimum royalties, Royalty or other monies payable or the rights hereunder, however accomplished, shall operate to enlarge the obligations or diminish the rights of the Parties; and (b) no assignment or transfer by Owner or TRC shall be effective until Owner or TRC has received written notice of such assignment or transfer (as specified in the next sentence) and a designation of agent as required under Section 14.2 of the Agreement).  Upon an assignment or transfer, the assigning Party shall give written notice of such assignment to the non-assigning Party, specifying therein the name(s) and address(es) (for notices and payments) of the assignee and the rights, titles and interests assigned.  Following an assignment or transfer by TRC or Owner, the assignee or transferee shall be deemed to be included in the term “TRC” or “Owner” for all purposes of the Agreement.

6.5

Binding Effect.  All covenants, conditions and terms of this Memorandum and the Agreement shall be deemed to run with the land and shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, personal representatives and assigns.

6.7

Counterparts. This Memorandum may be executed in counterparts, all of which taken together shall constitute a single and complete contract.

IN WITNESS WHEREOF, this Memorandum has been executed to be effective as of the date first above set forth.

WESTERN GOLDFIELDS, INC.

 an Idaho  corporation

By:      _______________________________

Thomas Callicrate, Vice President - Exploration

TIMBERLINE  RESOURCES CORPORATION,

an Idaho corporation

By:     ________________________________

 Stephen Goss, President

STATE OF NEVADA

)

)ss

COUNTY OF ______________

)

On this, the ____ day of _______________, 2005, before me, the undersigned Notary Public, personally appeared Thomas Callicrate, known to me to be the Vice President – Exploration of Western Goldfields, Inc., an Idaho corporation, and the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes therein contained on behalf of the corporation.

IN WITNESS THEREOF I have hereunto set my hand and official seal.

My Commission Expires:

____________________

                         Notary Public

STATE OF WASHINGTON

)

)ss

COUNTY OF SPOKANE

)

On this, the _____ day of ________________, 2005, before me, the undersigned Notary Public, personally appeared Stephen Goss, known to me to be the President of Timberline Resources Corporation, an Idaho corporation, and the person whose name is subscribed to the within instrument, and acknowledged that he executed the same for the purposes contained therein on behalf of the corporation.

IN WITNESS THEREOF I have hereunto set my hand and official seal.

My Commission Expires:

________________________

Notary Public

EXHIBIT "A"

To Memorandum of Mineral Lease Agreement

Between

Western Goldfields, Inc. and

Timberline Resources Corporation

Unpatented Lode Mining Claims (the “Property”)

Shoshone County, Idaho

CLAIM NAME	BLM IMC #	COUNTY RECORDING #
NAT 19	IMC 183867	393788
NAT 20	IMC 183868	393789
NAT 21	IMC 183869	393790
SB 1	IMC 183870	393791
SB 2	IMC 183871	393792
SB 3	IMC 183872	393793
SB 4	IMC 183873	393794
SB 5	IMC 183874	393795
SB 6	IMC 183875	393796
SB 7	IMC 183876	393797
SB 8	IMC 183877	393798
SB 9	IMC 183878	393799
SB 10	IMC 183879	393800
SB 11	IMC 183880	393801
SB 12	IMC 183881	393802
SB 13	IMC 183882	393803

EXHIBIT "E"

To Mineral Lease Agreement Between

Western Goldfields, Inc. and

Timberline Resources Corporation

When recorded return to:

Western Goldfields, Inc.

Thomas E. Callicrate

961 Matley Lane, Suite 120

Reno, Nevada 89502

NOTICE OF NON-RESPONSIBILITY

Pursuant to NRS 108.234, Western Goldfields, Inc., a Nevada Corporation hereby give notice that they will not be responsible for materials furnished to or labor performed on the NAT 19-21 and SB 1-31 unpatented lode mining claims situated in Shoshone County, Idaho.

This notice pertains to any work performed by or at the request of Timberline Resources, Inc., an Idaho corporation, or any of its contractors, subcontractors, parents or subsidiary corporations, or other providers of services and materials to the patented and unpatented lode mining claims.